Exhibit 99.1

For Immediate Release
Thursday, October 12, 2017

Contact: Ryan Hornaday, CFO
rhornaday@emmis.com
317-266-0100

Emmis Announces Second Quarter Earnings; Pro Forma Radio Revenues Up 2%

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ending August 31, 2017.

Emmis’ radio net revenues for the second fiscal quarter were $41.8 million, compared to $46.0 million in the prior year. Due to the sale of our Terre Haute radio stations in January 2017 and KPWR-FM in Los Angeles in August 2017, our reported results are not comparable year-over year. Pro forma for these station divestitures, radio revenues for our second fiscal quarter would have been up 2%. Emmis’ New York, Austin and St. Louis clusters gained market share in the quarter.

The sale of KPWR closed on August 1, 2017. Net proceeds of $73.6 million were used to reduce credit facility term loans outstanding by nearly one-half. The balance of term loans outstanding as of quarter-end was $74.4 million.

“There were bright spots this quarter, especially in New York, as our second quarter results were buoyed by record-setting ticket sales for Hot 97’s marquee event, Summer Jam, and Hot 97 has been the #1 rated station in the 18-34 demo for each of the last three months,” said Jeff Smulyan, CEO & Chairman of the Board of Emmis.

“Rapid progress continues on multiple fronts with NextRadio. Streaming versions for Android and Apple devices launched in July, making the NextRadio app available on every smartphone,” Smulyan continued. “Usage has jumped sharply following this product enhancement. We recently introduced the revamped Dial Report, which provides unique data insights and attribution measurement for radio users. In August, NextRadio announced an agreement with LG for FM-enablement across North and South America. Look for other major announcements on this front in the coming months.
“And in the wake of the destruction caused by Hurricanes Harvey, Irma and Maria, Federal Communications Chairman Ajit Pai and other industry leaders have publicly called upon Apple to activate the FM chips inside iPhones. Apple is the only major device manufacturer yet to do so. We remain optimistic they will see the public safety necessity of this step,” Smulyan concluded.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern today by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until Thursday, October 19 by dialing 1-203-369-1448.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Exhibit 99.1

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation.  A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 15 FM and 3 AM radio stations in New York, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there) and Indianapolis. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

Exhibit 99.1

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended August 31,		Six months ended August 31,
	2017	2016	2017	2016
OPERATING DATA:
Net revenues:
Radio	$41,764	$45,972	$80,470	$88,671
Publishing	846	12,619	1,990	25,711
Emerging Technologies	238	183	552	394
Total net revenues	42,848	58,774	83,012	114,776
Station operating expenses excluding depreciation and amortization expense:
Radio	29,881	31,661	56,015	58,936
Publishing	1,104	12,959	2,459	26,437
Emerging Technologies	2,919	2,371	6,660	4,607
Total station operating expenses excluding depreciation and amortization expense	33,904	46,991	65,134	89,980
Corporate expenses excluding depreciation and amortization expense	2,538	2,453	5,281	5,497
Depreciation and amortization	881	1,282	1,859	2,614
Impairment loss on intangible assets	—	2,988	—	2,988
Gain on sale of assets, net of disposition costs	(76,706)	—	(76,706)	—
Loss on disposal of property and equipment	12	125	12	125
Operating income	82,219	4,935	87,432	13,572
Interest expense	(4,548)	(4,758)	(9,214)	(9,448)
Loss on debt extinguishment	(2,523)	—	(2,523)	—
Other income, net	11	89	14	132
Income before income taxes	75,159	266	75,709	4,256
Provision for income taxes	4,394	664	4,372	1,339
Consolidated net income (loss)	70,765	(398)	71,337	2,917
Net income (loss) attributable to noncontrolling interests	808	(733)	1,647	(104)
Net income attributable to the Company	$69,957	$335	$69,690	$3,021

Basic net income per common share	$5.69	$0.03	$5.67	$0.25
Diluted net income per common share	$5.59	$0.03	$5.59	$0.25
Basic weighted average shares outstanding	12,292	12,047	12,287	11,922
Diluted weighted average shares outstanding	12,513	12,299	12,463	12,043

Exhibit 99.1

	Three months ended August 31,		Six months ended August 31,
	2017	2016	2017	2016
OTHER DATA:
Station operating income (See below)	$9,121	$11,980	$18,204	$25,330
Cash (refund from) paid for income taxes, net	(172)	(4)	(19)	112
Cash paid for interest	4,922	4,077	8,321	7,943
Capital expenditures	441	309	838	711

Noncash compensation by segment:
Radio	$153	$133	$278	$400
Publishing	1	45	3	99
Emerging Technologies	23	19	45	35
Corporate	530	463	1,070	982
Total	$707	$660	$1,396	$1,516

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$82,219	$4,935	$87,432	$13,572
Plus: Depreciation and amortization	881	1,282	1,859	2,614
Plus: Corporate expenses	2,538	2,453	5,281	5,497
Plus: Station noncash compensation	177	197	326	534
Plus: Impairment loss on intangible assets	—	2,988	—	2,988
Less: Gain on sale of assets, net of disposition costs	(76,706)	—	(76,706)	—
Plus: Loss on disposal of property and equipment	12	125	12	125
Station operating income	$9,121	$11,980	$18,204	$25,330

SELECTED BALANCE SHEET INFORMATION:	August 31, 2017	February 28, 2017

Total Cash and Cash Equivalents	$4,718	$11,349
Credit Agreement Debt	$79,421	$152,245
98.7FM Nonrecourse Debt	$57,008	$59,958
Other Nonrecourse Debt	$9,868	$8,807